EXHIBIT 99

RPC, Inc. Reports Fourth Quarter and Year-End 2012 Financial Results

ATLANTA, January 23, 2013 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter and year ended December 31, 2012.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2012, revenues decreased 2.7 percent to $469.9 million compared to $482.8 million in the fourth quarter last year.  Revenues decreased due to lower activity levels and increasingly competitive pricing in most of our service lines, partially offset by a larger fleet of revenue-producing equipment primarily in our pressure pumping service line.  Operating profit for the quarter was $89.3 million compared to $122.0 million in the prior year. Net income for the quarter was $55.4 million or $0.26 diluted earnings per share compared to $74.6 million or $0.34 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased by 15.2 percent to $145.6 million compared to $171.8 million in the prior year. 1

Cost of revenues was $279.4 million, or 59.5 percent of revenues, during the fourth quarter of 2012, compared to $268.5 million, or 55.6 percent of revenues, in the prior year.  Cost of revenues as a percentage of revenues increased primarily due to higher raw materials costs resulting from more service-intensive work performed during the quarter compared to the prior year, as well as competitive pricing.

Selling, general and administrative expenses were $44.7 million in the fourth quarter of 2012, a 6.2 percent increase compared to $42.1 million in the prior year.  This increase was primarily due to increases in total employment costs. As a percentage of revenues, these costs increased to 9.5 percent in 2012 compared to 8.7 percent last year.  Depreciation and amortization increased by 12.9 percent to $55.3 million during the quarter compared to $49.0 million last year due to assets that have been placed in service during the last twelve months.

Interest expense for the quarter decreased from $489,000 last year to $289,000 in 2012 due to a lower average balance on our bank credit facility.

For the twelve months ended December 31, 2012, revenues increased 7.5 percent to $1.95 billion compared to $1.81 billion last year.  Net income decreased to $274.4 million or $1.27 earnings per diluted share, compared to net income of $296.4 million or $1.35 earnings per diluted share last year.  EBITDA decreased by less than one percent, from $662.2 million in 2011 to $659.5 million in 2012. 1

“During the fourth quarter of 2012 RPC experienced a challenging operating environment in the U.S. domestic market,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “A declining rig count, the impact of holiday downtime and equipment relocations, and continuing competitive pressures contributed to slightly declining revenue and lower profitability.   Spot market pricing for all of our major services declined, and utilization in a number of service lines was lower as well.  We moved several pressure pumping fleets from a dry gas basin in which a contractual relationship expired to areas with higher customer activity levels.  Although these fleets generated revenue during the fourth quarter, their movement created operational inefficiencies in this service line.  We anticipate that their utilization in the spot market will not generate the same financial returns in the current competitive environment as in a typical high-utilization contractual relationship.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Fourth Quarter and Year-End 2012 Earnings Press Release

“The average U.S. domestic rig count during the fourth quarter was 1,809, a 10.0 percent decrease compared to the same period in 2011.  The average price of natural gas was $3.36 per Mcf, an increase of 4.0 percent compared to the prior year, while the average price of oil was $88.08 per barrel, a 6.8 percent decrease compared to the prior year.  The average price of benchmark natural gas liquids was $0.90 per gallon during the fourth quarter of 2012, a 35.7 percent decrease compared to the end of 2011.  RPC’s revenues decreased at a lower rate than the change in the rig count and commodity prices because of a larger fleet of revenue-producing equipment, strong relationships with active customers, and our growing presence in oil-directed domestic basins.

“In addition to our regular quarterly dividend, RPC paid a special year-end cash dividend of $0.20 in December. Our capital expenditures during the quarter were $55.1 million, and in spite of these uses of cash, the balance on our revolving credit facility at the end of the quarter was $107.0 million, a decrease of $96.3 million compared to the end of 2011.  We are pleased to maintain this conservative capital structure, as we remain cautious regarding the near-term outlook for our customers’ activity levels and the demand for our services,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues decreased 2.1 percent for the quarter compared to the prior year due to lower pricing for our services and lower activity levels, partially offset by an increase in the fleet of revenue-producing equipment in this segment.  Support Services revenues decreased by 9.4 percent during the quarter compared to the prior year due principally to lower utilization and pricing in the rental tool service line, which is the largest service line within this segment. Operating profit in both Technical and Support Services declined due to lower pricing and utilization in these segments.

Fourth Quarter and Year-End 2012 Earnings Press Release

	Three Month Ended December 31		12 Months Ended December 31
	2012	2011	2012	2011
		(in thousands)
Revenues:
Technical services	$434,795	$443,970	$1,794,015	$1,663,793
Support services	35,147	38,812	151,008	146,014
Total revenues	$469,942	$482,782	$1,945,023	$1,809,807
Operating Profit:
Technical services	$85,621	$113,957	$420,231	$451,259
Support services	9,380	14,462	45,912	51,672
Corporate expenses	(4,454)	(5,244)	(17,654)	(17,019)
(Loss) on disposition of assets, net	(1,240)	(1,141)	(6,099)	(3,831)
Total operating profit	$89,307	$122,034	$442,390	$482,081
Other Income, net	1,031	751	2,175	169
Interest Expense	(289)	(489)	(1,976)	(3,453)
Interest Income	5	2	30	18

Income before income taxes	$90,054	$122,298	$442,619	$478,815

RPC, Inc. will hold a conference call today, January 23, 2013 at 9:00 a.m. ET to discuss the results of the fourth quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net.  The live conference call can also be accessed by calling (888) 523-1228 or (719) 457-2689 and using the access code #4392657.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Fourth Quarter and Year-End 2012 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our belief that utilization of our pressure pumping fleet in the spot market will not generate the same financial returns in the current competitive environment as in a typical high-utilization contractual relationship; and the effect of industry trends on the near-term outlook for customer activity and demand for our services. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

Fourth Quarter and Year-End 2012 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter				Twelve Months
	2012	2011	% BETTER (WORSE)		2012	2011	% BETTER (WORSE)
REVENUES	$469,942	$482,782	(2.7	) %	$1,945,023	$1,809,807	7.5%
COSTS AND EXPENSES:
Cost of revenues	279,407	268,525	(4.1)		1,105,886	992,704	(11.4)
Selling, general and administrative expenses	44,691	42,083	(6.2)		175,749	151,286	(16.2)
Depreciation and amortization	55,297	48,999	(12.9)		214,899	179,905	(19.5)
Loss on disposition of assets, net	1,240	1,141	(8.7)		6,099	3,831	(59.2)
Operating profit	89,307	122,034	(26.8)		442,390	482,081	(8.2)
Interest expense	(289)	(489)	40.9		(1,976)	(3,453)	42.8
Interest income	5	2	150.0		30	18	66.7
Other income, net	1,031	751	37.3		2,175	169	N/M
Income before income taxes	90,054	122,298	(26.4)		442,619	478,815	(7.6)
Income tax provision	34,673	47,717	27.3		168,183	182,434	7.8
NET INCOME	$55,381	$74,581	(25.7	) %	$274,436	$296,381	(7.4	) %

EARNINGS PER SHARE
Basic	$0.26	$0.34	(23.5	) %	$1.28	$1.36	(5.9	) %
Diluted	$0.26	$0.34	(23.5	) %	$1.27	$1.35	(5.9	) %

AVERAGE SHARES OUTSTANDING
Basic	215,328	217,493			215,241	217,683
Diluted	216,662	219,651			216,796	220,250

Fourth Quarter and Year-End 2012 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(In thousands)
	2012	2011
ASSETS
Cash and cash equivalents	$14,163	$7,393
Accounts receivable, net	387,530	461,272
Inventories	140,867	100,438
Deferred income taxes	5,777	7,183
Income taxes receivable	4,234	10,805
Prepaid expenses	10,762	8,478
Other current assets	4,494	30,986
Total current assets	567,827	626,555
Property, plant and equipment, net	756,326	675,360
Goodwill	24,093	24,093
Other assets	18,917	12,203
Total assets	$1,367,163	$1,338,211

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$109,846	$122,987
Accrued payroll and related expenses	32,053	33,680
Accrued insurance expenses	6,152	5,744
Accrued state, local and other taxes	7,326	5,066
Income taxes payable	6,428	10,705
Other accrued expenses	2,706	1,284
Total current liabilities	164,511	179,466
Long-term accrued insurance expenses	10,400	9,000
Notes payable to banks	107,000	203,300
Long-term pension liabilities	26,543	24,445
Other long-term liabilities	4,470	3,480
Deferred income taxes	155,007	155,928
Total liabilities	467,931	575,619
Common stock	22,014	22,119
Capital in excess of par value	-	-
Retained earnings	891,464	753,119
Accumulated other comprehensive loss	(14,246)	(12,646)
Total stockholders' equity	899,232	762,592
Total liabilities and stockholders' equity	$1,367,163	$1,338,211

Fourth Quarter and Year-End 2012 Earnings Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended December 31, (Unaudited)	Fourth Quarter		% BETTER		Twelve Months		% BETTER
	2012	2011	(WORSE)		2012	2011	(WORSE)

Reconciliation of Net Income to EBITDA
Net Income	$55,381	$74,581	(25.7	) %	$274,436	$296,381	(7.4	) %
Add:
Income tax provision	34,673	47,717	27.3		168,183	182,434	7.8
Interest expense	289	489	40.9		1,976	3,453	42.8
Depreciation and amortization	55,297	48,999	(12.9)		214,899	179,905	(19.5)
Less:
Interest income	5	2	150.0		30	18	66.7
EBITDA	$145,635	$171,784	(15.2	) %	$659,464	$662,155	(0.4	) %

EBITDA PER SHARE
Basic	$0.68	$0.79	(13.9	) %	$3.06	$3.04	0.7%
Diluted	$0.67	$0.78	(14.1	) %	$3.04	$3.01	1.0%